UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 7)   *

Town Sports International Holdings, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
89214A102
(Cusip Number)
Michael B. Fisch Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
June 16, 2017
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN
Page 2 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN
Page 3 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN
Page 4 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN
Page 5 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN
Page 6 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO
Page 7 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 8 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN
Page 9 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS David T. Kim
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN
Page 13 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Ravi K. Paidipaty
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN
Page 15 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS William Seybold
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS John R. Warren
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 30 Pages

13D
CUSIP No. 89214A102

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN
Page 20 of 30 Pages

This Amendment No. 7 to Schedule 13D amends the Schedule 13D initially filed on June 19, 2006 (together with all prior and current amendments thereto, this "Schedule 13D").

Item 1. Security and Issuer

Item 1 is hereby amended and restated in its entirety as follows:

This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of Town Sports International Holdings, Inc. (the "Company").  The Company's principal executive offices are located at 399 Executive Boulevard, Elmsford, New York 10523.

Item 2. Identity and Background

Item 2(a) is hereby amended and restated in its entirety as follows:

(a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

The Farallon Funds
(i)	Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

(v)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III and FCOI II are together referred to herein as the "Farallon Funds."

The Farallon General Partner

(vi)
Farallon Partners, L.L.C., a Delaware limited liability company (the "Farallon General Partner"), which is the general partner of each of the Farallon Funds, with respect to the Shares held by each of the Farallon Funds.

The Farallon Managing Members
Page 21 of 30 Pages

(vii)
The following persons, each of whom is a managing member of the Farallon General Partner, with respect to the Shares held by the Farallon  Funds: Philip D. Dreyfuss ("Dreyfuss"), Michael B. Fisch ("Fisch"), Richard B. Fried ("Fried"), David T. Kim ("Kim"), Monica R. Landry ("Landry"), Michael G. Linn ("Linn"), Ravi K. Paidipaty ("Paidipaty"), Rajiv A. Patel ("Patel"), Thomas G. Roberts, Jr. ("Roberts"), William Seybold ("Seybold"), Andrew J. M. Spokes ("Spokes"), John R. Warren ("Warren") and Mark C. Wehrly ("Wehrly").

Dreyfuss, Fisch, Fried, Kim, Landry, Linn, Paidipaty, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

The Farallon Funds

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund.  The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 26,693,853 Shares outstanding as of April 21, 2017, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed by the Company with the Securities and Exchange Commission on April 26, 2017.

(c)
The dates, number of Shares involved and the price per Share for all transactions in the Shares by the Farallon Funds in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference.   All of such transactions were private sales as described in Item 6 below.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	As of June 16, 2017, the Farallon Funds ceased to be beneficial owners of more than five percent of the class of securities.

The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

Page 22 of 30 Pages

(c)	None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	As of June 16, 2017, the Farallon General Partner ceased to be a beneficial owner of more than five percent of the class of securities.

The Farallon Individual Reporting Persons

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	As of June 16, 2017, the Farallon Individual Reporting Persons ceased to be beneficial owners of more than five percent of the class of securities.

The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds.  The Farallon General Partner, as general partner of the Farallon Funds, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The Farallon Individual Reporting Persons, as managing members of the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Item 6 is hereby supplemented to report the following (and such disclosure is hereby incorporated by reference in Item 4 of this Schedule 13D):

On June 16, 2017, the Farallon Funds consummated private sales of an aggregate of 3,850,000 Shares to HG Vora Special Opportunities Master Fund, Ltd.  On June 19, 2017, the Farallon Funds consummated private sales of an aggregate of 210,082 Shares to Mr. Patrick Walsh.  The aggregate of 4,060,082 Shares sold in such transactions constituted all of the Shares
Page 23 of 30 Pages

held by the Farallon Funds, as a result of which the Reporting Persons no longer beneficially own any Shares.

Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.
Page 24 of 30 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   June 23, 2017

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Fisch, Fried, Kim, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13D filed with the Securities and Exchange Commission on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., are hereby incorporated by reference.  The Powers of Attorney executed by each of Dreyfuss, Paidipaty and Seybold authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on January 11, 2017 by such Reporting Persons with respect to the Common Stock of Sky Solar Holdings, Ltd., are hereby incorporated by reference.
Page 25 of 30 Pages

SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

DATE OF SALE	NO. OF SHARES SOLD (S)	PRICE PER SHARE ($)
June 16, 2017	1,323,777 (S)	$3.60
June 19, 2017	72,234 (S)	$3.60

Page 26 of 30 Pages

SCHEDULE B

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

DATE OF SALE	NO. OF SHARES SOLD (S)	PRICE PER SHARE ($)
June 16, 2017	1,492,872 (S)	$3.60
June 19, 2017	81,462 (S)	$3.60

Page 27 of 30 Pages

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

DATE OF SALE	NO. OF SHARES SOLD (S)	PRICE PER SHARE ($)
June 16, 2017	968,413 (S)	$3.60
June 19, 2017	52,843 (S)	$3.60

Page 28 of 30 Pages

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

DATE OF SALE	NO. OF SHARES SOLD (S)	PRICE PER SHARE ($)
June 16, 2017	2,371 (S)	$3.60
June 19, 2017	129 (S)	$3.60

Page 29 of 30 Pages

SCHEDULE E

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

DATE OF SALE	NO. OF SHARES SOLD (S)	PRICE PER SHARE ($)
June 16, 2017	62,567 (S)	$3.60
June 19, 2017	3,414 (S)	$3.60

Page 30 of 30 Pages